Western Digital Corporation
ID: 33-0956711
3355 Michelson Drive, Suite 100
Irvine, CA 92612

Notice of Grant of Stock Units
and Stock Unit Award Agreement

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Congratulations! Effective «optdt», you have been granted stock units of Western Digital Corporation. These stock units were granted under the Amended and Restated 2004 Performance Incentive Plan (the “Plan”).1
Vesting2:

Units	Vest Type	Full Vest
«sp1»	«vtpr1»	«vdp1»
«sp2»	«vtp2»	«vdp2»
«sp3»	«vtp3»	«vdp3»
«sp4»	«vtp4»	«vdp4»

Your stock unit award is subject to the terms and conditions of this Notice, the attached Standard Terms and Conditions for Stock Unit Awards (including any special terms and conditions set forth in any appendices attached hereto) (collectively, the “Standard Terms”) and the Plan. By accepting the award, you are agreeing to the terms of the award as set forth in those documents. You should read the Plan, the Prospectus for the Plan, and the Standard Terms. The Standard Terms and the Plan are each incorporated into (made a part of) this Notice by this reference. You do not have to accept your award. If you do not agree to the terms of your award, you should promptly return this Notice to the Western Digital Corporation Stock Plans Administrator.
A copy of the Plan, the Prospectus for the Plan, and the Standard Terms have been provided to you. If you need another copy of these documents, or if you would like to confirm that you have the most recent version, please contact the Corporation’s Stock Plans Administrator.

1. The number of stock units subject to the award is subject to adjustment under Section 7.1 of the Plan (for example, and without limitation, in connection with stock splits).
2. The stock units covered by the award are subject to forfeiture under Section 7 of the attached Standard Terms and Conditions for Stock Unit Awards.

Western Digital Corporation 3355 Michelson Drive, Suite 100
Irvine, California 92612 Telephone 949 672-7000

STANDARD TERMS AND CONDITIONS FOR
STOCK UNIT AWARDS
Amended and Restated 2004 Performance Incentive Plan

1.	Stock Units Subject to 2004 Performance Incentive Plan

The Stock Unit Award (the “Award”) referred to in the attached Notice of Grant of Stock Units and Stock Unit Award Agreement (the “Notice”) was awarded under Western Digital Corporation’s (the “Corporation’s”) Amended and Restated 2004 Performance Incentive Plan (the “Plan”). Each stock unit covered by the Award (“Stock Unit”) is a non-voting unit of measurement that is deemed for bookkeeping purposes to be equivalent to one outstanding share of Common Stock (subject to adjustment as provided in Section 7.1 of the Plan). The holder of the Stock Units is referred to herein as the “Participant.” Stock Units shall be used solely as a device for the determination of the number of shares of Common Stock to eventually be delivered to the Participant if Stock Units held by such Participant vest pursuant to Section 4 or Section 7 and shall not be treated as property or as a trust fund of any kind. Stock Units granted to the Participant shall be credited to an unfunded bookkeeping account maintained by the Corporation on behalf of the Participant (a “Stock Unit Account”).
The Stock Units are subject to the terms and provisions of the Notice, these Standard Terms and Conditions for Stock Unit Awards (including any special terms and conditions set forth in any appendices attached hereto) (collectively, these “Standard Terms”), and the Plan. To the extent any information in the Notice, the prospectus for the Plan, or other information provided by the Corporation conflicts with the Plan and/or these Standard Terms, the Plan or these Standard Terms, as applicable, shall control. To the extent any terms and provisions in these Standard Terms conflict with the terms and provisions of the Plan, the Plan shall control. Capitalized terms not defined herein have the meanings set forth in the Plan.

2.	Award Agreement

The Notice and these Standard Terms, together, constitute the Award Agreement with respect to the Award pursuant to Section 5.3 of the Plan.

3.	Deferral of Stock Units

Notwithstanding anything to the contrary contained herein, the Administrator may determine that the Participant is eligible to defer the Stock Units subject to the Award (such determination to be made by delivery to the Participant of a deferral election form). In the event that the Administrator makes such a determination, the Participant may elect, on a form and in a manner provided by the Corporation, to defer the Stock Units subject to the Award under the Corporation’s Deferred Compensation Plan (the “Deferred Compensation Plan”), provided that any such election must be made in accordance with the provisions of the Deferred Compensation Plan. If the Participant makes such a deferral election, the Stock Units will be paid (to the extent vested) in accordance with the payment provisions of the Deferred Compensation Plan (including without limitation the provisions requiring a six-month payment delay for any payment on account of a separation from service if the Participant is a “specified employee” for purposes of Section 409A of the Code), which are incorporated herein by this reference, and any applicable distribution election made by the Participant under and in accordance with the rules of the Deferred Compensation Plan. If the Participant is not permitted to defer the Stock Units (or is so permitted but does not timely make a valid deferral election with respect to the Stock Units), the Stock Units will be paid in accordance with this Award Agreement without regard to this Section 3.

4.	Vesting

Except as otherwise provided in this Award Agreement, the Award shall vest and become nonforfeitable in percentage installments of the aggregate number of Stock Units as set forth in the Notice.
An Award may vest and become payable in connection with the occurrence of certain events involving the Corporation as provided for in Section 7 of the Plan; provided, however, that, notwithstanding anything to the contrary in this Award Agreement or the Plan, if the Participant has elected to defer the Stock Units as provided in Section 3 and the event giving rise to any accelerated vesting pursuant to Section 7 of the Plan is not also a “change in the ownership or effective control” of the Corporation or a “change in the ownership of a substantial portion of the assets” of the Corporation for purposes of Section 409A of the Code, then payment with respect to such deferred Stock Units that vest in connection with such event shall be made in accordance with the Participant’s deferral election and the provisions of the Deferred Compensation Plan. For purposes of clarity, any such deferred Stock Units that vest prior to such acceleration event shall be paid in accordance with the Participant’s deferral election and the provisions of the Deferred Compensation Plan.
The vesting schedule requires continued employment or service through each applicable vesting date as a condition to the vesting of the applicable installment of the Award and the rights and benefits under this Award Agreement. Employment or service for only a portion of the vesting period, even if a substantial portion, will not entitle the Participant to any proportionate vesting or avoid or mitigate a termination of rights and benefits upon or following a termination of employment or services as provided in Section 7 below or under the Plan.

5.	Dividend Equivalent Rights Distributions

As of any date that the Corporation pays an ordinary cash dividend on its Common Stock, the Corporation shall credit the Participant’s Stock Unit Account with an additional number of Stock Units equal to (i) the per share cash dividend paid by the Corporation on its Common Stock on such date, multiplied by (ii) the number of Stock Units remaining subject to the Award as of the related dividend payment record date, divided by (iii) the Fair Market Value of a share of Common Stock on the date of payment of such dividend. The Stock Units credited pursuant to the foregoing provisions of this Section 5 shall be subject to the same vesting, payment and other terms, conditions and restrictions as the original Stock Units to which they relate. Notwithstanding the preceding sentence, if the Participant is permitted to make, and has made, a deferral election with respect to the Stock Units, then the Stock Units credited pursuant to the foregoing provisions of this Section 5 shall be credited under, and paid in an equivalent number of shares of Common Stock in accordance with the payment provisions of, the Deferred Compensation Plan and any applicable distribution election made by the Participant under and in accordance with the rules of the Deferred Compensation Plan.

6.	Timing and Manner of Payment of Stock Units

Except as provided in Section 3 or 5 above, on or within fifteen (15) business days following the vesting of any Stock Units granted (or credited pursuant to Section 5) to the Participant (whether pursuant to Section 4 or Section 7 hereof or Section 7 of the Plan), the Corporation shall deliver to the Participant a number of shares of Common Stock (either by delivering one or more certificates for such shares or by entering such shares in book entry form, as determined by the Corporation in its sole discretion) equal to the number of Stock Units that vest on the applicable vesting date (including any Stock Units credited as dividend equivalents pursuant to Section 5 with respect to the Stock Units that vest), subject to adjustment as provided in Section 7 of the Plan. The Corporation’s obligation to deliver shares of Common Stock with respect to vested Stock Units is subject to the condition precedent that the Participant (or other person entitled under the Plan to receive any shares with respect to the vested Stock Units) delivers to the Corporation any representations or other documents or assurances required pursuant to Section 8.1 of the Plan. The Participant shall have no further rights with respect to any Stock Units that are paid pursuant to this Section 6 or that are terminated pursuant to Section 7 hereof or Section 7 of the Plan, and such Stock Units shall be removed from the Participant’s Stock Unit Account upon the date of such payment or termination. The Corporation may, in its sole discretion, settle any Stock Units credited as dividend equivalents by a cash payment equal to the Fair Market Value of a share of Common Stock on the date of payment (as opposed to payment in the form of shares of Common Stock).

7.	Termination of Employment

Subject to earlier vesting as provided in Section 4 hereof, if the Participant ceases to be employed by or to provide services to the Corporation or its Subsidiaries (regardless of the reason for such termination, whether with or without cause, voluntarily or involuntarily, or due to disability) (the last day that the Participant is employed by the Corporation or a Subsidiary prior to a period of non-employment by any such entity is referred to as the Participant’s “Severance Date”), the Participant’s Stock Units shall, to the extent such Stock Units have not become vested upon the Severance Date, be forfeited to the Corporation effective immediately following the Severance Date; provided, however, that in the event of the Participant’s death at a time when the Participant is employed by or providing services to the Corporation or any of its Subsidiaries, a portion of the otherwise unvested Stock Units shall automatically become fully vested as of such date of death as set forth in the next sentence, and shall be paid to the Participant’s beneficiary as provided in Section 6 above. In the event the date of the Participant’s death is at a time when the Participant is employed by or providing services to the Corporation or any of its Subsidiaries, the number of Stock Units that shall become vested on the date of the Participant’s death equals: (a) the number of Stock Units that would have vested on the next scheduled vesting date applicable to the Award (as set forth in the Notice) (the “Next Scheduled Vesting Date”) had the Participant continued to be employed through such date, multiplied by (b) a fraction (not greater than one), the numerator of which is the number of calendar days following the last scheduled vesting date applicable to the Award as set forth in the Notice (or, if there was no such prior vesting date applicable to the Award, the date of grant of the Stock Units (the “Measurement Date”) through and including the date of the Participant’s death, and the denominator of which is the total number of calendar days in the period beginning with the day after the Measurement Date and ending with the Next Scheduled Vesting Date.

8.	Adjustments

Subject to Section 19, the Administrator may accelerate the vesting of the Stock Units in such circumstances as it, in its sole discretion, may determine. In addition, upon the occurrence of certain events relating to the Corporation’s stock contemplated by Section 7.1 of the Plan, the Administrator will make adjustments if appropriate in the number of Stock Units then outstanding and the number and kind of securities that may be issued in respect of the Award. No such adjustment shall be made with respect to any ordinary cash dividend for which dividend equivalents are credited or to be credited pursuant to Section 5.

9.	Withholding Taxes

Upon or in connection with the vesting of the Stock Units, the payment of dividend equivalents and/or the distribution of shares of Common Stock in respect of the Stock Units, the Corporation (or the Subsidiary last employing the Participant) shall have the right at its option to (a) require the Participant to pay or provide for payment in cash of the amount of any taxes that the Corporation or the Subsidiary may be required to withhold with respect to such vesting, payment and/or distribution, or (b) deduct from any amount payable to the Participant the amount of any taxes which the Corporation or the Subsidiary may be required to withhold with respect to such vesting, payment and/or distribution. In any case where a tax is required to be withheld in connection with the delivery of shares of Common Stock under this Award Agreement, the Administrator may, in its sole discretion, direct the Corporation or the Subsidiary to reduce the number of shares to be delivered by (or otherwise reacquire) the appropriate number of whole shares, valued at their then fair market value (with the “fair market value” of such shares determined in accordance with the applicable provisions of the Plan), to satisfy such withholding obligation at the minimum applicable withholding rates. Any deferred Stock Units shall be subject to the tax withholding provisions of the Deferred Compensation Plan.

10.	Nontransferability

Neither the Award, nor any interest therein or amount or shares payable in respect thereof may be sold, assigned, transferred, pledged or otherwise disposed of, alienated, encumbered, either voluntarily or involuntarily. The transfer restrictions in the preceding sentence shall not apply to (a) transfers to the Corporation, or (b) transfers by will or the laws of descent and distribution.

11.	No Right to Employment

Nothing contained in this Award Agreement or the Plan constitutes an employment or service commitment by the Corporation or any of its Subsidiaries, affects the Participant’s status, if he or she is an employee, as an employee at will who is subject to termination without cause, confers upon the Participant any right to remain employed by or in service to the Corporation or any Subsidiary, interferes in any way with the right of the Corporation, or any Subsidiary at any time to terminate such employment or service, or affects the right of the Corporation or any Subsidiary to increase or decrease the Participant’s other compensation.

12.	Rights as a Stockholder

Subject to the provisions of the Plan, the Notice and these Standard Terms, the Participant shall have no rights as a stockholder of the Corporation, no dividend rights (except as expressly provided in Section 5 with respect to dividend equivalent rights) and no voting rights with respect to Stock Units awarded to the Participant and any shares of Common Stock underlying or issuable in respect of such Stock Units until such shares of Common Stock are actually issued to and held of record by the Participant. No adjustments will be made for dividends or other rights of a holder for which the record date is prior to the date of issuance of the stock certificate.

13.	Notices

Any notice to be given under the terms of this Award Agreement shall be in writing and addressed to the Corporation at its principal office to the attention of the Secretary, and to the Participant at the address last reflected on the Corporation’s payroll records, or at such other address as either party may hereafter designate in writing to the other. Any such notice shall be delivered in person or shall be enclosed in a properly sealed envelope addressed as aforesaid, registered or certified, and deposited (postage and registry or certification fee prepaid) in a post office or branch post office regularly maintained by the United States Government, or for non-U.S. employees, the government of the country where the Participant is working and/or residing. Any such notice shall be given only when received, but if the Participant is no longer employed by the Corporation or a Subsidiary, shall be deemed to have been duly given five business days after the date mailed in accordance with the foregoing provisions of this Section 13.

14.	Arbitration

Any controversy arising out of or relating to this Award Agreement (including these Standard Terms) and/or the Plan, their enforcement or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of their provisions, or any other controversy arising out of or related to the Award, including, but not limited to, any state or federal statutory claims, shall be submitted to arbitration in Orange County, California, U.S.A., before a sole arbitrator selected from Judicial Arbitration and Mediation Services, Inc., Orange, California, or its successor (“JAMS”), or if JAMS is no longer able to supply the arbitrator, such arbitrator shall be selected from the American Arbitration Association, and shall be conducted in accordance with the provisions of California Code of Civil Procedure §§ 1280 et seq. as the exclusive forum for the resolution of such dispute; provided, however, that provisional injunctive relief may, but need not, be sought by either party to this Award Agreement in a court of law while arbitration proceedings are pending, and any provisional injunctive relief granted by such court shall remain effective until the matter is finally determined by the arbitrator. Final resolution of any dispute through arbitration may include any remedy or relief which the arbitrator deems just and equitable, including any and all remedies provided by applicable U.S. state or federal statutes. At the conclusion of the arbitration, the arbitrator shall issue a written decision that sets forth the essential findings and conclusions upon which the arbitrator’s award or decision is based. Any award or relief granted by the arbitrator hereunder shall be final and binding on the parties hereto and may be enforced by any court of competent jurisdiction. The parties acknowledge and agree that they are hereby waiving any rights to trial by jury in any action, proceeding or counterclaim brought by either of the parties against the other in connection with any matter whatsoever arising out of or in any way connected with any of the matters referenced in the first sentence above. The parties agree that Corporation shall be responsible for payment of the forum costs of any arbitration hereunder, including the arbitrator’s fee. The parties further agree that in any proceeding with respect to such matters, each party shall bear its own attorney’s fees and costs (other than forum costs associated with the arbitration) incurred by it or him or her in connection with the resolution of the dispute. By accepting the Award, the Participant consents to all of the terms and conditions of this Award Agreement (including, without limitation, this Section 14).

15.	Governing Law

This Award Agreement, including these Standard Terms, shall be interpreted and construed in accordance with the laws of the State of Delaware (without regard to conflict of law principles thereunder) and applicable United States federal law.

16.	Severability

If the arbitrator selected in accordance with Section 14 or a court of competent jurisdiction determines that any portion of this Award Agreement (including these Standard Terms) or the Plan is in violation of any statute or public policy, then only the portions of this Award Agreement or the Plan, as applicable, which are found to violate such statute or public policy shall be stricken, and all portions of this Award Agreement and the Plan which are not found to violate any statute or public policy shall continue in full force and effect. Furthermore, it is the parties’ intent that any order striking any portion of this Award Agreement and/or the Plan should modify the stricken terms as narrowly as possible to give as much effect as possible to the intentions of the parties hereunder.

17.	Entire Agreement

This Award Agreement (including these Standard Terms) and the Plan together constitute the entire agreement and supersede all prior understandings and agreements, written or oral, of the parties hereto with respect to the subject matter hereof. The Plan and this Award Agreement may be amended pursuant to Section 8.6 of the Plan. Such amendment must be in writing and signed by the Corporation. The Corporation may, however, unilaterally waive any provision hereof in writing to the extent such waiver does not adversely affect the interests of the Participant hereunder, but no such waiver shall operate as or be construed to be a subsequent waiver of the same provision or a waiver of any other provision hereof.

18.	Section Headings

The section headings of this Award Agreement are for convenience of reference only and shall not be deemed to alter or affect any provision hereof.

19.	Appendix

The Award shall be subject to any additional terms and conditions for non-U.S. employees set forth in Appendix A attached hereto (“Appendix A”) and any special terms and conditions for the Participant’s country set forth in Appendix B attached hereto (“Appendix B”). Moreover, if the Participant relocates to one of the countries included in Appendix B, the special terms and conditions for such country will apply to the Participant to the extent the Corporation determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. Appendix A and Appendix B constitute part of the Award Agreement.

20.	Imposition of Other Requirements

The Corporation reserves the right to impose other requirements on the Participant’s participation in the Plan, on the Stock Units and on any shares of Common Stock acquired under the Plan, to the extent the Corporation determines it is necessary or advisable for legal or administrative reasons, and to require Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

21.	Construction

It is intended that the terms of the Award will not result in the imposition of any tax liability pursuant to Section 409A of the Code. This Award Agreement shall be construed and interpreted consistent with that intent.

22.	Clawback Policy

The Stock Units are subject to the forfeiture and clawback provisions of Section 8.14(a) of the Plan.

23.	No Advice Regarding Grant

The Participant is hereby advised to consult with his or her own tax, legal and/or investment advisors with respect to any advice the Participant may determine is needed or appropriate with respect to the Stock Units (including, without limitation, to determine the foreign, state, local, estate and/or gift tax consequences with respect to the Award). Neither the Corporation nor any of its officers, directors, affiliates or advisors makes any representation (except for the terms and conditions expressly set forth in this Award Agreement) or recommendation with respect to the Award. Except for the withholding rights set forth in Section 9 above, the Participant is solely responsible for any and all tax liability that may arise with respect to the Award.

APPENDIX A

ADDITIONAL TERMS AND CONDITIONS OF STOCK UNIT AWARD AGREEMENT
FOR NON-U.S. EMPLOYEES

1.	Terms of Plan Participation for Non-U.S. Participants

The Participant understands that this Appendix A contains additional terms and conditions that, together with the Plan and the Award Agreement, govern the Participant’s participation in the Plan if the Participant is working or resident in a country other than the United States. The Participant further understands that the Participant’s participation in the Plan also will be subject to any terms and conditions for the Participant’s country set forth in Appendix B attached hereto. Capitalized terms used but not defined in this Appendix A shall have the same meanings assigned to them in the Plan and/or Award Agreement.
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2.	Withholding Taxes

The following provision supplements Section 9 of the Standard Terms:

The Participant acknowledges that, regardless of any action taken by the Corporation or, if different, the Participant’s employer (“Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Participant’s participation in the Plan and this Award and legally applicable to the Participant (“Tax-Related Items”) is and remains the Participant’s responsibility and may exceed the amount actually withheld by the Corporation or the Employer. The Participant further acknowledges that the Corporation and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Stock Units, including, but not limited to, the grant, vesting or settlement of the Stock Units, the subsequent sale of shares of Common Stock acquired pursuant to such settlement and the receipt of any dividends and/or any dividend equivalents; and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Stock Units to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result. If the Participant is or becomes subject to Tax-Related Items in more than one jurisdiction, the Participant acknowledges that the Corporation and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
The Participant agrees, prior to any relevant taxable or tax withholding event, as applicable, to make adequate arrangements satisfactory to the Corporation and/or the Employer to satisfy all Tax-Related Items. In this regard, the Participant authorizes the Corporation and/or the Employer, or their respective agents, at the Corporation’s discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the methods set forth in Section 8.5 of the Plan and Section 9 of the Standard Terms. In addition, the Participant authorizes withholding from proceeds of the sale of shares of Common Stock acquired upon settlement of the Stock Units either through a voluntary sale or through a mandatory sale arranged by the Corporation (on the Participant’s behalf pursuant to this authorization without further consent).

Depending on the withholding method, the Corporation may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates, including maximum applicable rates, in which case the Participant will receive a refund of any over-withheld amount in cash and will have no entitlement to the Common Stock equivalent. If the Tax-Related Items are satisfied by withholding in shares of Common Stock, for tax purposes, the Participant is deemed to have been issued the full number of shares subject to the vested Stock Units, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items.

The Participant further agrees to pay to the Corporation or the Employer, any amount of Tax-Related Items that the Corporation or the Employer may be required to withhold or account for as a result of the Participant’s participation in the Plan that cannot be satisfied by the means previously described. The Corporation may refuse to issue or deliver the shares of Common Stock or the proceeds of the sale of shares if the Participant fails to comply with the Participant’s obligations in connection with the Tax-Related Items.

3.	Nature of Grant

By accepting the Stock Units and any shares of Common Stock, the Participant acknowledges, understands and agrees that:

(a)the grant of the Stock Units is voluntary and occasional and does not create any contractual or other right to receive future grants of Stock Units, or benefits in lieu of Stock Units, even if Stock Units have been granted in the past;

(b)all decisions with respect to future Stock Units or other grants, if any, will be at the sole discretion of the Corporation;

(c)the Stock Units and any shares of Common Stock acquired under the Plan, and the income and value of the same, are not intended to replace any pension rights or compensation;

(d)the Stock Units and any shares of Common Stock acquired under the Plan, and the income and value of the same, are not part of the Participant’s normal or expected compensation for any purposes including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement benefits or payments or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Corporation or the Employer or any Subsidiary;

(e)the future value of the shares of Common Stock underlying the Stock Units is unknown, indeterminable, and cannot be predicted with certainty;

(f)no claim or entitlement to compensation or damages shall arise from forfeiture of the Stock Units resulting from the termination of the Participant’s employment (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or providing services, or the terms of the Participant’s employment or service agreement, if any), and in consideration of the grant of the Stock Units to which the Participant is otherwise not entitled, the Participant irrevocably agrees never to institute any claim against the Corporation, the Employer or any Subsidiary, waives his or her ability, if any, to bring any such claim, and releases the Corporation, the Employer and any Subsidiary from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, the Participant shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claim;

(g)unless otherwise provided in the Plan or by the Corporation in its discretion, the Stock Units and the benefits evidenced by the Award Agreement do not create any entitlement to have the Stock Units or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the shares; and

(h)neither the Corporation, the Employer nor any Subsidiary shall be liable for any foreign exchange rate fluctuation between the Participant’s local currency and the U.S. dollar that may affect the value of the Stock Units or of any amounts due to the Participant pursuant to the vesting of the Stock Units or the subsequent sale of any shares of Common Stock acquired upon vesting.

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4.	Data Privacy

The Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Participant’s personal data as described in this Award Agreement and any other grant materials by and among, as applicable, the Corporation, the Employer and any other Subsidiary for the exclusive purpose (“Data”) of implementing, administering and managing the Participant’s participation in the Plan.

The Participant understands that the Corporation and the Employer may hold certain personal information about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Corporation, details of the Stock Units or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor, for the exclusive purpose of implementing, administering and managing the Plan.

The Participant understands that Data may be transferred to E*TRADE Financial Corporation Services, Inc. or such other stock plan service provider as may be selected by the Corporation in the future, which is assisting the Corporation with the implementation, administration and management of the Plan. The Participant understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than the Participant’s country. The Participant understands that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative. The Participant authorizes the Corporation, the Corporation’s broker, administrative agents, and any other possible recipients which may assist the Corporation (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing the Participant’s participation in the Plan. The Participant understands that Data will be held only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan. The Participant understands he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative. Further, the Participant understands that he or she is providing the consents herein on a purely voluntary basis. If the Participant does not consent, or if the Participant later seeks to revoke his or her consent, his or her employment status or service and career with the Corporation will not be adversely affected; the only consequence of refusing or withdrawing the Participant’s consent is that the Corporation would not be able to grant the Stock Units or other equity awards or administer or maintain such awards. Therefore, the Participant understands that refusing or withdrawing his or her consent may affect the Participant’s ability to participate in the Plan. For more information on the consequences of the Participant’s refusal to consent or withdrawal of consent, the Participant understands that he or she may contact his or her local human resources representative. Finally, upon request of the Corporation, the Participant agrees to provide an executed data privacy consent form to the Corporation (or any other agreements or consents that may be the required by the Corporation) that the Corporation may deem necessary to obtain under the data privacy laws in the Participant’s country, either now or in the future. The Participant understands that he or she will not be able to participate in the Plan if he or she fails to execute any such consent or agreement.

5.	No Advice Regarding Grant

The Corporation is not providing any tax, legal, or financial advice, nor is the Corporation making any recommendations regarding the Participant’s participation in the Plan, or his or her acquisition or sale of the shares of Common Stock subject to the Stock Units. The Participant is advised to consult with his or her personal tax, legal, and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

6.	Electronic Delivery and Acceptance

The Participant agrees that the Corporation may decide, in its sole discretion, to deliver by email or other electronic means any documents relating to the Plan or the Stock Units. Further, the Participant agrees to participate in the Plan through an on-line or electronic system established and maintained by the Corporation or by a third party designated by the Corporation.

7.	Insider Trading/ Market Abuse Laws

By participating in the Plan, the Participant agrees to comply with the Corporation’s policy on insider trading (to the extent that it is applicable to the Participant). Further, the Participant acknowledges that the Participant’s country may also have laws or regulations governing insider trading and that such laws or regulations may impose additional restrictions on the Participant’s ability to participate in the Plan (e.g., acquiring or selling shares of Common Stock) and that the Participant is solely responsible for complying with such laws or regulations.

8.	Foreign Asset/Account Reporting

The Participant acknowledges that there may be certain foreign asset and/or account reporting requirements which may affect the Participant’s ability to acquire or hold shares of Common Stock acquired under the Plan or cash received from participating in the Plan (including from any dividends paid on shares of Common Stock acquired under the Plan) in a brokerage or bank account outside the Participant’s country. The Participant may be required to report such accounts, assets or transactions to the tax or other authorities in the Participant’s country. The Participant also may be required to repatriate sale proceeds or other funds received as a result of the Participant’s participation in the Plan to the Participant’s country through a designated bank or broker within a certain time after receipt. The Participant acknowledges that it is the Participant’s responsibility to be compliant with such regulations, and the Participant is advised to consult his or her personal legal advisor for any details.

9.	Language

If the Award Agreement or any other document related to the Plan has been translated into a language other than English and the meaning of the translated version is different than the English version, the English version will control.